As filed with the Securities and Exchange Commission on May 23, 2008

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Uranium Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-2212772
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

Uranium Resources, Inc.

405 State Highway Bypass 121,
Building A, Suite 110
Lewisville, Texas 75067

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas H. Ehrlich
Chief Financial Officer

Uranium Resources, Inc.

405 State Highway Bypass 121,
Building A, Suite 110
Lewisville, Texas 75067
(972) 219-3330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alfred C. Chidester

Baker & Hostetler LLP

303 East 17th Avenue Suite 1100

Denver, Colorado 80203

(303) 764-4091

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement, as determined by the stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
		Proposed Maximum	Aggregate
Title of Each Class of	Amount to	Offering Price	Offering	Amount of
Securities to be Registered	be Registered	Per Share(1)	Price(1)	Registration Fee
Common Stock, par value $0.001 per share	4,284,691	$4.575	$19,602,461.33	$771.00

(1)  Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based on the average of the high and low sales prices of the Registrant’s Common Stock on the NASDAQ Global Market on May 20, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The stockholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 23, 2008

PROSPECTUS

4,284,691 Shares of Common Stock

Uranium Resources, Inc.

This prospectus relates to shares of our common stock that will be sold by the selling stockholders named in this prospectus.  The selling stockholders acquired these shares from us in a private placement completed on May 16, 2008.

All of the proceeds from the sale of the shares covered by this prospectus will be received by the selling shareholders.  We will not receive any of the proceeds from the sale of those shares.

Our common stock is traded on the NASDAQ Global Market under the symbol “URRE.”  On May 20, 2008, the last reported sales price for our common stock on the NASDAQ Global Market was $4.62 per share.

See “Risk Factors” beginning on page 1 of this prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2008.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are generally identifiable by use of the words “estimate,” “project,” “believe,” “intend,” “plan,” “anticipate,” “expect” and similar expressions. These forward-looking statements include management’s expectations regarding our reserves and mineralized uranium material, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties and our potential acquisition of RAML. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described below and in the periodic reports that we file with the SEC from time to time, including Forms 10-K, 10-Q and 8-K and any amendments thereto. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks.

Key factors that could cause actual results to be different than expected or anticipated include, but are not limited to:

•                  the price of uranium;

•                  weather conditions;

•                  operating conditions at our mining projects;

•                  government regulation of the mining industry and the nuclear power industry;

•                  the world-wide supply and demand of uranium;

•                  availability of capital;

•                  timely receipt of mining and other permits from regulatory agencies; and

•                  the risks set forth herein under the caption “Risk Factors.”

In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or as of the date of any document incorporated by reference in this prospectus, as applicable. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus and the documents incorporated by reference. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

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SUMMARY

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” certain  information that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.  You should read the detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.  References in this prospectus to “our company,” “we,” “our,” and “us” refer to Uranium Resources, Inc.

Uranium Resources, Inc. (“URI” or the “Company”) is involved in all aspects of the uranium mining business including exploration, mine development and production. We were organized in 1977 to develop uranium mines in South Texas using an in situ recovery mining process (“ISR”). We currently operate the Kingsville Dome and Vasquez ISR projects in Texas and plan to restart the Rosita project in the second quarter of 2008.  The Company also has plans to develop its 101.4 million pounds of in-place mineralized uranium material in New Mexico using both ISR and conventional mining and milling methods.

Our principal executive offices are located at 405 State Highway Bypass 121, Building A, Suite 110 Lewisville, Texas, and our telephone number is (972) 219-3330.

OFFERING

Issuer	Uranium Resources, Inc.

Common stock offered by the selling shareholders	4,284,691

Use of Proceeds

The proceeds from the sale of the securities covered by this prospectus will be received by the selling shareholders. The Company will not receive any of the proceeds from any sale by any selling shareholder of the securities covered by this prospectus. See “Use of Proceeds.”

Listing of common stock	The Company’s common stock is listed on the NASDAQ Global Market under the symbol “URRE.”

RISK FACTORS

You should carefully consider the general discussion of risk factors set forth in the material set forth under the caption “Business - Risk Factors” in our Form 10-K, and any amendments thereto, before making your investment decision, as well as those contained in any filing with the Commission subsequent to the date of this prospectus.  Those risks are not the only risks we face.  Additional risks that we do not yet know of or that we currently judge to be immaterial may also impair our business operations.  If any of the events or circumstances described in the aforementioned risks or other material actually occurs, our business, financial condition, or results of operations could be materially adversely affected.  In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

The factors identified below are important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to the future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result, or be achieved or accomplished. Taking into account the foregoing, the following are identified as important risk factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

On May 16, 2008, we raised approximately $14.3 million in gross proceeds in a private placement to institutional investors.  Our use of those proceeds may not improve our operating results or increase the value of your investment.

We intend to use the net proceeds from the offering for the acquisition and development of properties in Texas and general working capital purposes.  However, we do not have more specific plans for the net proceeds from the offering and our management will have broad discretion in how we use these proceeds.  The use of these proceeds may not improve our operating results or otherwise increase the value of the investment in shares of our common stock.

Future exercise of ratchet warrants will have a dilutive effect on then-existing shareholders.

In connection with our May 16, 2008 offering the Company issued ratchet warrants.  The ratchet warrants are triggered and become immediately exercisable in the event that the Company should issue shares of Common Stock at a price below $4.34 per share.  The number of shares that may be purchased upon the exercise of the ratchet warrants is determined by a formula that results in the effective price paid by the investors in this offering being equal to the price paid in a subsequent below $4.34 per share offering. The ratchet warrants expire on the earlier of 12 months following issuance, or ten days after the consummation of the sale of shares of the Company's common stock which raises in one or more transactions at least $80 million in gross proceeds.  The exercise of the ratchet warrants would result in dilution of then-existing shareholders' equity interests in us.

Future sale of shares of our common stock in the public market could depress our stock price.

We cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time.  In particular, upon the effectiveness of this registration statement, the selling shareholders may sell their securities in the public market through any means described in the section hereof entitled “Plan of Distribution”.

We may not be able to raise sufficient capital to consummate the acquisition of RAML.

On October 12, 2007, we entered into a Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”) with Billiton Investment 15 B.V. (“Seller”), a wholly owned subsidiary of BHP Billiton Limited, to acquire a 100% ownership of Rio Algom Mining LLC (“RAML”), which formerly operated a conventional mill at Ambrosia Lake in New Mexico, (the “RAML Ambrosia Lake Mill Site”).  That mill operated under a license from the Nuclear Regulatory Commission (“NRC”).  Although the Ambrosia Lake Mill has been torn down and the site is being reclaimed, the license remains in effect and can be amended to permit the construction and operation of a conventional mill.

We need to raise the capital necessary to pay the purchase price through an equity offering or a combination of an equity offering and funding from joint ventures and strategic partnerships. If we are unable to raise the necessary capital we will not be able to close the acquisition. If we are unable to close the acquisition and build the proposed mill, a substantial portion of our uranium in New Mexico will not be able to be mined unless someone else builds a mill.

We may not be able to consummate the acquisition of RAML during the time frame currently contemplated or at all.

We cannot assure investors that we will be able to complete the acquisition during the time frame currently contemplated, on the terms set forth in the Membership Interest Purchase Agreement or at all. The completion of the acquisition is subject to a number of closing conditions, including NRC approval and certain conditions that are outside of our control. In addition, if the acquisition is not consummated by August 1, 2008, either party to the Membership Interest Purchase Agreement may choose not to proceed with the transaction, unless the failure to complete the acquisition results from the failure of the party seeking not to proceed with the transaction to perform its obligations under the Membership Interest Purchase Agreement.

If we are unable to provide financial surety in an amount of up to $32 million, we will not be able to obtain the necessary NRC and state of Utah approvals of the acquisition.

Before we can obtain the required NRC and state of Utah approvals of the acquisition, we will have to provide financial surety to secure the remaining remediation work of RAML in an amount of up to $29 million for the NRC and $3 million for the state of Utah.  If we are unable to provide that financial surety, we will not be able to obtain the approvals and the acquisition will not be consummated.  In the future, we may be required to increase the size of our financial surety for this work, and we cannot predict our ability to obtain this additional surety.

RAML’s environmental liabilities could be materially more than is currently estimated.

The estimated costs  for remaining remediation work at the Ambrosia Lake and Lisbon mill sites have been approved by the NRC and the State of Utah, respectively, and we believe that the estimates are reasonable.  This approved remediation work does not include responses to known surface contamination and water discharges related to past mining activities.  Additional remedial work, if any, is also subject to laws administered by agencies other than the NRC.  At this time we cannot predict if, or to what extent, remedial costs attributable to mining, associated natural resource damages, if any, or cleanup of offsite areas affected by mining will be required.  The actual remediation costs could be higher, however; and it is possible that additional reclamation or remediation costs that cannot be currently anticipated or estimated may be necessary to complete the remediation work, and could be material.  If significant additional environmental remediation costs are determined to be necessary, we may not be able to fund such costs.  A failure to fund these costs and to complete the required remediation work could result in the loss of NRC and/or State of Utah approval, as applicable, and, if such costs are associated with the Ambrosia Lake site, could prevent us from constructing and operating a new milling facility at such site, any of which would prevent us from realizing the benefits of the acquisition and would have a material adverse effect on our business, which could lead to a cessation of our operations.

We have agreed under the Membership Interest Purchase Agreement to indemnify Billiton Investment 15 B.V. and its affiliates for all known and unknown environmental liabilities of or relating to RAML and remediation due to conditions that may exist as of the closing date of the acquisition.

Under the terms of the Membership Interest Purchase Agreement, we have agreed to indemnify Billiton Investment 15 B.V. and its affiliates for known and unknown environmental liabilities of, or relating to, RAML that may be incurred or may arise after the closing date of the acquisition.  Those liabilities could be material and could arise as a result of a number of factors, including regulatory requirements or changes in laws regarding known environmental conditions and discovery of previously unknown or undetermined conditions.  If we are unable to satisfy our indemnification obligation, if any, with respect to these environmental liabilities, we may be unable to continue our operations, which could result in a loss of an investors’ investment in our common stock.

After completion of the acquisition, we may not receive an amendment to RAML’s existing NRC license or a new license from the NRC that would allow construction and operation of a conventional uranium mill facility in New Mexico.

The NRC must issue an amendment to RAML’s existing license or a new license in order for RAML to construct and operate a conventional uranium mill facility at its RAML Ambrosia Lake Mill Site. The NRC will consider, among other factors, operational data, environmental impacts, site stability and safety and financial assurance. There can be no assurance as to whether such amendment or new license will be received, the timing thereof, or whether any conditions will be imposed.

The RAML assets will not produce any operating revenues until the mill is built and operational unless we can generate revenues from old stope leaching or from 11e.2 operations.

Unless we are able to generate revenues through old stope leaching or from 11e.2 operations prior to a mill being in operation at Ambrosia Lake, the acquisition of RAML will generate no revenue or positive cash flow until such mill is built and operating.  We estimate that the earliest that this could occur is 4 to 5 years.  Our South Texas operations will not generate sufficient cash flow to support the overhead necessary to implement our plan to build the mill at Ambrosia Lake.

If we are unable to raise the additional $250 to $350 million to fund the cost of planning and constructing the conventional mill at Ambrosia Lake, we will be unable to build the mill. Our estimate of the cost may be low, and inflation could raise the total cost materially.

We estimate the cost to plan and build a mill at Ambrosia Lake will range from $250 to $350 million.  The funds raised to pay the purchase price are not intended to fund the construction costs of a mill.  We will need to secure the financing for these construction costs through other means.  We have no such sources of capital available at this time, although we are pursuing various alternatives, including joint ventures and milling agreements.  The funds raised for the purchase price plus other capital raised through joint ventures and other methods will need to be sufficient to support the overhead and other costs associated with implementing our plan for the Ambrosia Lake mill.  We cannot assure investors that additional financing will be available on commercially reasonable terms, if at all.  If we raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage ownership of our then-existing shareholders, and those securities may have rights, preferences or privileges senior to those of our existing shareholders. If we are unable to raise sufficient additional capital, we may be unable to implement our plans.

If RAML’s water rights are limited or eliminated by the State of New Mexico, our plans to build the conventional mill would be materially adversely affected.

The State of New Mexico could limit or eliminate RAML’s water rights as a result of non-use of these water rights by RAML in recent years.  Without such water rights, we would be unable to build and operate a conventional mill.  Loss of, or limitation on the use of, RAML’s water rights would materially adversely affect our ability to realize the full benefit of the acquisition.

If there is a negative outcome to the Tronox litigation, we will be adversely affected.

RAML is currently a party to a lawsuit against Tronox Worldwide LLC, or Tronox, the prior owner of the Ambrosia Lake site regarding responsibility for environmental liabilities associated with historical operations at the site.  The outcome of the litigation with Tronox will determine the scope of the Tronox’s contractual obligation to indemnify RAML and share in the costs of remediation and corrective action for environmental impacts associated with historical milling and mining that occurred at the Ambrosia Lake site.  See “RAML Mining Acquisition - Judicial and Regulatory Proceedings Involving RAML - Kerr McGee/Tronox Litigation” in the Company’s Annual Report on Form 10-K/A for a description of the Tronox litigation and the costs/damages at issue in the Tronox litigation.

If the case is determined adversely to RAML, there may be future environmental costs for which RAML will have no recourse against Tronox.  Because we have agreed to indemnify Billiton Investment 15 B.V. and its affiliates for known and unknown environmental liabilities of, or relating to, RAML that may be incurred or may arise after the closing date of the acquisition, a failure of RAML to prevail in its action against Tronox would potentially increase the costs associated with additional environmental liabilities that we would be responsible to fund.  If we are unable to fund the remediation of these potential environmental liabilities, we may be unable to continue our operations, which could result in a loss of an investors’ investment in our common stock.

We have incurred and expect to continue to incur significant costs associated with the acquisition of RAML, whether or not the acquisition is completed.  The funding of these costs will reduce the amount of cash available to us to fund other corporate purposes.

We have incurred and expect to continue to incur significant costs associated with the acquisition of RAML, whether or not the acquisition is completed. These costs will reduce the amount of cash available to be used for other corporate purposes, including our South Texas operations and the construction and operation of a mill at Ambrosia Lake.

Charges to earnings resulting from the application of the purchase method of accounting to the RAML acquisition may adversely affect the market value of our common stock.

In accordance with generally accepted accounting principles, we will account for the RAML acquisition using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of our common stock following completion of the acquisition. Under the purchase method of accounting, we will allocate the total purchase price to RAML’s net tangible and identifiable intangible assets based upon their estimated fair values at the acquisition date. The excess of the purchase price over net tangible and identifiable intangible assets will be recorded as goodwill. We will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the acquisition. We are required to test for impairment of goodwill on a yearly basis. To the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, we may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization and potential impairment charges could have a material impact on our results of operations.

We may not be able to successfully integrate RAML’s business with our business.

The realization of the benefits of the RAML acquisition will depend in part on the successful integration of technology, operations and personnel. The integration process will be complex, time-consuming and expensive and may disrupt our business if not completed in a timely and efficient manner. We cannot assure investors that RAML’s business can be successfully integrated in a timely manner, or at all, or that any of the anticipated benefits from the acquisition will be realized. Risks to the successful integration of RAML include, among others:

•                  the impairment of relationships with employees, customers and suppliers as a result of integration of management and other key personnel;

•                  the potential disruption of our business and the distraction of our management; and

•                  unanticipated expenses related to the integration of RAML.

We may not succeed in addressing these risks or any other problems encountered in connection with the acquisition. Our inability to achieve integration timely and efficiently could result in a material adverse affect on our business, financial condition and results of operations.

The acquisition of RAML may prove to be worth less than we paid because of uncertainties in evaluations and potential liabilities.

In evaluating the acquisition of RAML, we assessed a number of factors, including estimates of mineralized uranium material, mining potential, future uranium prices, operating costs and potential environmental and other liabilities. These assessments are inherently inexact and their accuracy is inherently uncertain. In connection with our assessments, we performed a review of RAML which we believe is generally consistent with industry practices. However, our review will not reveal all existing or potential problems. In addition, our review may not have permitted us to become sufficiently familiar with RAML to fully assess its deficiencies and capabilities.  We have a limited contractual indemnification under the Membership Interest Purchase Agreement for certain preclosing liabilities, including certain disclosed environmental liabilities.  In the event we discover existing or potential problems which are not covered under the limited contractual indemnification provided for under the Membership Interest Purchase Agreement, we may be forced to incur additional costs, which costs could be substantial.  If we are unable to fund any such additional costs, or problems or issues discovered after closing prevent us from realizing the benefit of the acquisition, our business and results of operations could be substantially harmed.

If we cannot recover the RAML drill logs and related data specifically related to the RAML Ambrosia Lake Mill Site, we could incur material costs to duplicate such data.

If we cannot recover certain drill logs and related data specifically related to Section 35 of the RAML Ambrosia Lake Mill Site that RAML sold to a third party, we could incur material costs to duplicate such data in order to determine the location of the mineralized uranium material located in Section 35.

If the contemplated benefits of the acquisition of RAML do not meet the expectations of financial or industry analysts, the market price of our common stock may decline.

The market price of our common stock may decline as a result of the acquisition of RAML if we do not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or the effect of the acquisition on our financial results is not consistent with the expectations of the financial or industry analysts.  Accordingly, investors may experience a loss as a result of a decreasing stock price.

Delay in closing the acquisition could adversely affect the Company.

If the closing of the acquisition is delayed or does not occur our ability to execute our business strategy would be adversely impacted and, consequently, the marketability and market price of our common stock may decline; the market price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the acquisition will be completed; and we would incur certain costs and expenses without the benefits associated with the completion of the acquisition.

The market price of our common stock after the acquisition of RAML may be affected by factors different from those that  influenced the market price of our common stock prior to the acquisition of RAML, including the fact that unless we are able to generate revenues through old stope leaching or 11e.2 operations  prior to the mill being in operation, the RAML operations are expected to generate no revenue from operations or positive cash flow until the mill is built and operating, which is not anticipated until between 2012 and 2013.

Our business and the current business of RAML differ significantly and, accordingly, the results of operations of the combined companies and the market price of our common shares after the acquisition may be affected by factors different from those that affected the independent results of operations of each of the Company or RAML prior to the acquisition.  As a result of the acquisition, our stockholders will be dependent in part upon the performance of RAML. Unless we are able to generate revenues through old stope leaching or 11e.2 operations prior to a mill being in operation at Ambrosia Lake, RAML will not generate revenues from operations or potentially positive cash flow until such mill is built and operating.  We estimate that the earliest that this could occur would be in 4 to 5 years.

After completion of the acquisition, we may be required to obtain additional permits from the State of New Mexico and may not receive additional permits that would allow construction and operation of a conventional uranium mill facility in New Mexico.

The state of New Mexico may require new permits or amendments to RAML’s existing permits in order for RAML to construct and operate a conventional uranium mill facility at the RAML Ambrosia Lake Mill Site or as a condition to mining.  There can be no assurance as to whether such amendments or new permits will be received, the timing thereof, or whether any conditions will be imposed.

RAML maintains its books and records on the basis of International Financial Reporting Standards, which may make it difficult to integrate with our records.

If we are unable to integrate RAML’s internal controls with our own before the end of 2008, we may have to exclude RAML from our assessment of our internal control over financial reporting, and that, in turn, could cause investors to lose confidence in our reported financial information and could adversely affect the market price of our common stock.

We may not be able to acquire future exploration properties and, as a result, may not meet our production targets for the years 2010 and 2011.

If there is a material delay in finding future exploration properties, we may not be able to meet our production targets for the years 2010 and 2011.

We may not be able to meet our production targets for the years 2010 and 2011 if the estimates of mineralized uranium material in, or permitting process for, the Kingsville Extensions, new properties and future exploration properties vary materially from our assessments.

In evaluating the extensions to our Kingsville operations (“Kingsville Extensions”), new properties and future exploration properties we assess a number of factors, including estimates of mineralized uranium material, mining potential, future uranium prices and operating costs.  These assessments are inherently inexact and their accuracy is inherently uncertain.  Additionally, further drilling and permitting may be necessary to adequately define the various ore outlines.  If the Kingsville Extensions, new properties and future exploration properties vary materially from our assessments, we may not be able to meet our production targets for the years 2010 and 2011.

The drilling, permitting and developments costs of the Kingsville Extensions, new properties and future exploration properties may be materially higher than our initial estimates.

If the drilling, permitting and development costs of the Kingsville Extensions, new properties and future exploration properties are materially higher than our initial estimates, it may not be practicable for us to continue mining these areas, and we may not be able to meet our production targets for the years 2010 and 2011, or we may not generate the level of profits from these operations as anticipated.

We may need to  obtain additional financing in order to implement our business plan (independent of the RAML financing), and the inability to obtain it could cause our business plan to fail.

As of May 20, 2008, we had approximately $18.8 million in cash. We could require additional financing in order to complete our plan of operations. We may not be able to obtain all of the financing we require. Our ability to obtain additional financing is subject to a number of factors, including the market price of uranium, market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business.

Terms of subsequent financings may adversely impact an investor’s investment.

In order to finance our cash needs, we will have to raise equity or debt in the future. We currently have no authorized preferred stock. An investor’s rights and the value of an investor’s investment in our common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock.

Possible dilution to shareholders.

Shareholders may be diluted in their ownership if we raise capital. Direct dilution would occur if we sell preferred stock, common stock or debt convertible into common stock, with conversion and other terms which large institutions can negotiate for substantial capital financings which result in more favorable terms than buying stock in the market. Indirect dilution would occur if institutional financing is raised for a subsidiary company. In this scenario, the percentage of the subsidiary held by us would be diluted.

If Itochu makes a negative investment decision, our Joint Venture with Itochu for the development of the Church Rock Property will terminate, and we will not have a committed source of financing for the development of our Church Rock Property.

On December 5, 2006, HRI-Church Rock, Inc., a wholly owned subsidiary of the Company, entered into a joint venture with a wholly owned subsidiary of Itochu Corporation to develop jointly our Church Rock property in New Mexico.  Under the terms of the joint venture, both parties had until April 2, 2007 to make a preliminary investment decision whether to move forward with the joint venture.  The parties then agreed to extend that date to August 1, 2008.  If Itochu makes a negative investment decision, the joint venture will terminate and we will not have a committed source of financing for the development of our Church Rock property.

Our ability to function as an operating mining company is dependent on our ability to mine our properties at a profit sufficient to finance further mining activities and for the acquisition and development of additional properties.  The volatility of uranium prices makes long-range planning uncertain and raising capital difficult.

Our ability to operate on a positive cash flow basis is dependent on mining sufficient quantities of uranium at a profit sufficient to finance our operations and for the acquisition and development of additional mining properties.  Any profit will necessarily be dependent upon, and affected by, the long and short term market prices of uranium, which are subject to significant fluctuation. Uranium prices have been and will continue to be affected by numerous factors beyond our control.  These factors include the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources and uranium production levels and costs of production.  A significant, sustained drop in uranium prices may make it impossible to operate our business at a level that will permit us to cover our fixed costs or to remain in operation.

The Navajo Nation ban on uranium mining in Indian Country encompasses approximately 84% of our in-place mineralized uranium material on our properties in New Mexico and will adversely affect our ability to mine unless the ban is overturned.

In February 2007, the United States Environmental Protection Agency, or USEPA, determined that Section 8 of our Church Rock property was Indian Country and that the USEPA and not the state of New Mexico has the authority to issue the Underground Injection Control, or UIC, permits for Section 8 that are a precondition to mining. We have appealed that decision to the United States Court of Appeals for the Tenth Circuit.  The case has been briefed, and oral argument occurred on May 12, 2008.  The expansive definition of Indian country adopted by the USEPA may encompass properties owned by non-Indians within Navajo chapters in New Mexico.  If that expansive definition prevails, as much as 84% of our in-place mineralized uranium materials in New Mexico could be in Indian Country.

In April 2005, the Navajo Nation Council passed the Diné Natural Resources Protection Act of 2005 prohibiting uranium mining and processing on any sites within Indian Country.  We believe that the ban is beyond the jurisdiction of the Navajo Nation. However, the ban may prevent us from developing and operating the properties until the jurisdictional issue is resolved.

Our inability to obtain financial surety would threaten our ability to continue in business.

Future bonding requirements to comply with federal and state environmental and remediation requirements and to secure necessary licenses and approvals will increase significantly when future development and production occurs at our sites in Texas and New Mexico. The amount of the bonding for each producing property is subject to annual review and revision by regulators. We expect that the issuer of the bonds will require us to provide cash collateral equal to the face amount of the bond to secure the obligation.  In the event we are not able to raise, secure or generate sufficient funds necessary to satisfy these bonding requirements, we will be unable to develop our sites and bring them into production, which inability will have a material adverse impact on our business and may negatively affect our ability to continue to operate.

Our operations are subject to environmental risks.

We are required to comply with environmental protection laws and regulations and permitting requirements, and we anticipate that we will be required to continue to do so in the future. We have expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements and we anticipate that we will be required to continue to do so in the future.  The material laws and regulations within the U.S. that the Company must comply with include the Atomic Energy Act, Uranium Mill Tailings Radiation Control Act of 1978, or UMTRCA, Clean Air Act, Clean Water Act, Safe Drinking Water Act, Federal Land Policy Management Act, National Park System Mining Regulations Act, and the State Mined Land Reclamation Acts or State Department of Environmental Quality regulations, as applicable. We are required to comply with the Atomic Energy Act, as amended by UMTRCA, by applying for and maintaining an operating license from the NRC and the state of Texas. Uranium operations must conform to the terms of such licenses, which include provisions for protection of human health and the environment from endangerment due to radioactive materials. The licenses encompass protective measures consistent with the Clean Air Act and the Clean Water Act. We intend to utilize specific employees and consultants in order to comply with and maintain our compliance with the above laws and regulations.  Mining operations may be subject to other laws administered by the federal Environmental Protection Agency and other agencies.

The uranium industry is subject not only to the worker health and safety and environmental risks associated with all mining businesses, but also to additional risks uniquely associated with uranium mining and milling. The possibility of more stringent regulations exists in the areas of worker health and safety, storage of hazardous materials, standards for heavy equipment used in mining or milling, the disposition of wastes, the decommissioning and reclamation of exploration, mining and in-situ sites, climate change and other environmental matters, each of which could have a material adverse effect on the costs or the viability of a particular project. We cannot predict what environmental legislation, regulation or policy will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. The recent trend in environmental legislation and regulation, generally, is toward stricter standards, and this trend is likely to continue in the future. This recent trend includes, without limitation, laws and regulations relating to air and water quality, mine reclamation, waste handling and disposal, the protection of certain species and the preservation of certain lands. These regulations may require the acquisition of permits or other authorizations for certain activities. These laws and regulations may also limit or prohibit activities on certain lands. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or stricter interpretation of existing laws, may necessitate significant capital outlays, may materially affect our results of operations and business, or may cause material changes or delays in our intended activities.

Our operations may require additional analysis in the future including environmental, cultural and social impact and other related studies. Certain activities require the submission and approval of environmental impact assessments. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers, and employees. We cannot assure investors that we will be able to obtain or maintain all necessary permits that may be required to continue our operation or our exploration of our properties or, if feasible, to commence development, construction or operation of mining facilities at such properties on terms which enable operations to be conducted at economically justifiable costs. If we are unable to obtain or maintain permits or water rights for development of our properties or otherwise fail to manage adequately future environmental issues, our operations could be materially and adversely affected.

Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities and other dangers.  If we are unable to maintain adequate insurance or liabilities exceed the limits of our insurance policies, we may be unable to continue operations, which may result in a loss of an investors’ investment.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. Previous mining operations may have caused environmental damage at certain of our properties. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If any of our properties are  found to have commercial quantities of uranium, we would be subject to additional risks respecting any development and production activities. Most exploration projects do not result in the discovery of commercially mineable deposits of uranium.

Although we carry liability insurance with respect to our mineral exploration operations, we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards against which we cannot insure or against which we may elect not to insure. In addition, the insurance industry is undergoing change and premiums are being increased. If premiums should increase to a level we cannot afford, we could not continue in business.

We face risks related to exploration and development, if warranted, on our properties.

Our level of profitability, if any, in future years will depend to a great degree on uranium prices and whether any of our exploration stage properties can be brought into production. The exploration for and development of uranium deposits involves significant risks. It is impossible to ensure that the current and future exploration programs and/or feasibility studies on our existing properties will establish reserves. Whether a uranium ore body will be commercially viable depends on a number of factors, including, but not limited to: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; uranium prices, which cannot be predicted and which have been highly volatile in the past; mining, processing and transportation costs; perceived levels of political risk and the willingness of lenders and investors to provide project financing; labor costs and possible labor strikes; and governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations.

The only market for uranium is nuclear power plants world wide, and there are a limited number of customers.

We are dependent on a limited number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of our business.

The price of alternative energy sources affects the demand for and price of uranium.

The attractiveness of uranium as an alternative fuel to generate electricity is to some degree dependent on the relative prices of oil, gas, coal and hydro-electricity and the possibility of developing other low cost sources for energy.

Public acceptance of nuclear energy is uncertain.

Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity. Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and potentially increase the regulation of the nuclear power industry.

If we cannot add additional reserves to replace production in the future, we would not be able to remain in business.

Our future uranium production, cash flow and income are dependent upon our ability to mine our current properties and acquire and develop additional reserves. We cannot assure investors that our properties will be placed into production or that we will be able to continue to find and develop or acquire additional reserves.

Competition from better-capitalized companies affects prices and our ability to acquire properties and personnel.  Because we have limited capital, inherent mining risks pose a significant threat to us compared to our larger competitors.

There is global competition for uranium properties, capital, customers and the employment and retention of qualified personnel. In the production and marketing of uranium, there are approximately 15 major producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than we are. Many of these organizations also have substantially greater technical, manufacturing and distribution resources than we have.  We also compete with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union.  In addition, there are numerous entities in the market that compete with us for properties and are attempting to become licensed to operate ISR facilities.  Because we have limited capital, we are unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, interruptions due to weather conditions and other acts of nature. Such risks could result in damage to or destruction of our infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing monetary losses and possible legal liability.

Industry-wide competition for exploration, development, mining and milling equipment could delay production.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, and certain equipment such as bulldozers, drilling rigs, logging trucks and other equipment that we might need to conduct exploration development, mining and milling.  We will attempt to locate additional products, equipment and materials as needed. If we cannot find the products and equipment we need, we will have to suspend our exploration and development plans until we do find the products and equipment we need.  These types of shortages could delay our production.

Our business could be harmed if we lose the services of our key personnel.

Our business and mineral exploration programs depend upon our ability to employ the services of geologists, accountants and other experts.  In operating our business and in order to continue our programs, we compete for the services of professionals with other mineral exploration companies and businesses.  In addition, several entities have expressed an interest in hiring certain of our employees.  Our ability to maintain and expand our business and continue our exploration programs may be impaired if we are unable to continue to employ or engage those parties currently providing services and expertise to us or identify and engage other qualified personnel to do so in their place.  To retain key employees, we may face increased compensation costs, including potential new stock incentive grants.

Over 50.7% of our common stock is controlled by 4 record owners and management.

Over 39.7% of our common stock is controlled by four stockholders of record. In addition, our directors and officers are the beneficial owners of approximately 11.0% of our common stock. This includes, with respect to both groups, shares that may be purchased upon the exercise of outstanding options. Such ownership by the Company’s principal shareholders, executive officers and directors may have the effect of delaying, deferring, preventing or facilitating a sale of the Company or a business combination with a third party.

The availability for sale of a large amount of shares may depress the market price of our common stock.

As of May 20, 2008, 55,601,049 shares of our common stock are currently outstanding, all of which are registered or otherwise transferable. The availability for sale of such a large amount of shares may depress the market price of our common stock and impair our ability to raise additional capital through the public sale of our common stock. We have no arrangement with any of the holders of the foregoing shares to address the possible effect on the price of our common stock of the sale by them of their shares.

USE OF PROCEEDS

The proceeds from the sale of the common stock covered by this prospectus will be received by the selling shareholders.  We will not receive any proceeds from the sale by any selling shareholder of the shares of common stock offered by this prospectus.

SELLING STOCKHOLDERS

We are registering for resale the shares covered by this prospectus on behalf of the stockholders identified below.  The stockholders acquired the resale shares from us in a private placement.  We are registering the shares to permit the stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate.  The following table sets forth:

•                  the name of the stockholders;

•                  the number and percent of shares of our common stock that the stockholders beneficially owned prior to the offering for resale of the shares under this prospectus;

•                  the number of shares of our common stock that may be offered for resale for the account of the stockholders under this prospectus; and

•                  the number and percent of shares of our common stock to be beneficially owned by the stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the stockholders).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each stockholder may offer under this prospectus.  We do not know how long the stockholders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with any of the stockholders regarding the sale of any of the resale shares.  The shares offered by this prospectus may be offered from time to time by the stockholders listed below.

This table is prepared solely based on information supplied to us by the listed stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares.  The applicable percentages of beneficial ownership are based on an aggregate of 55,601,049  shares of our common stock issued and outstanding on May 20, 2008, adjusted as may be required by rules promulgated by the SEC.

	Shares Beneficially Owned Prior to Offering		Number of Shares Being	Shares Beneficially Owned After Offering
Stockholders	Number(1)	Percent(2)	Offered(1)	Number	Percent(2)
Mellon Bank custodian for PERSI / ZCG	2,614,700	4.69%	414,700	2,200,000	3.96%
City of Milford Pension & Retirement Fund	1,131,500	2.03%	201,500	930,000	1.67%
City of Stamford Firemen’s Pension Fund	536,500		97,500	439,000
Booth & Co.	313,900		68,900	245,000
Domenic J. Mizio	414,100		61,100	353,000
Theeuwes Family Trust, Felix Theeuwes Trustee	209,600		41,600	168,000
Vicente & Marie Citarella JTWROS	5,200		5,200	—
Donald and Dan-Thanh Devivo	15,290		2,990	12,300
James F. Cleary	14,700		2,600	12,100
Mary I. Estabil	6,450		2,600	3,850
Cougar Trading LLC	624,759	1.12%	130,000	494,759
RHP Master Fund Ltd	299,539		299,539	—
UBS O’Connor LLC F/B/O: O’Connor Pipes Corporate Strategies Master Limited	449,308		449,308	—
Iroquois Master Fund Ltd	299,538		299,538	—
Rockmore Investment Master Fund Ltd	299,539		299,539	—
Portside Growth and Opportunity Fund	599,079	1.07%	599,079	—

	Shares Beneficially Owned Prior to Offering		Number of Shares Being	Shares Beneficially Owned After Offering
Stockholders	Number(1)	Percent(2)	Offered(1)	Number	Percent(2)
Cranshire Capital LP	449,308		449,308	—
Hudson Bay Fund LP	98,848		98,848	—
Hudson Bay Overseas Fund Ltd	200,691		200,691	—
Truk International Fund LP	43,531		43,531	—
Truk Opportunity Fund LLC	106,583		106,583	—
Heller Capital Investments	269,584		269,584	—
Octagon Capital Partners	29,953		29,953	—
Straus – GEPT Partners LP	102,500		44,200	58,300
Straus Partners LP	152,500		66,300	86,200

(1) These share totals include shares underlying warrants to purchase common stock, currently exercisable. These warrants are held as follows: Mellon Bank custodian for PERSI/ZCG, 95,700; City of Milford Pension & Retirement Fund, 46,500; City of Stamford Firemen’s Pension Fund, 22,500; Booth & Co., 15,900; Domenic J. Mizio, 14,100; Theeuwes Family Trust, Felix Theeuwes Trustee, 9,600; Vicente & Marie Citarella JTWROS, 1,200; Donald and Dan-Thanh Devivo, 690; James F. Cleary, 600; Mary I. Estabil, 600; Cougar Trading LLC, 30,000; RHP Master Fund Ltd, 69,124; UBS O’Connor LLC F/B/O: O’Connor Pipes Corporate Strategies Master Limited, 103,686; Iroquois Master Fund Ltd, 69,124; Rockmore Investment Master Fund Ltd, 69,124; Portside Growth and Opportunity Fund, 138,249;  Cranshire Capital LP, 103,686; Hudson Bay Fund LP, 22,811; Hudson Bay Overseas Fund Ltd, 46,313; Truk International Fund LP, 10,045; Truk Opportunity Fund LLC, 24,596; Heller Capital Investments, 62,211; Octagon Capital Partners, 6,912; Straus – GEPT Partners LP, 10,200; Straus Partners LP, 15,300.

(2) If greater than 1%.

PLAN OF DISTRIBUTION

The selling stockholders may sell the shares being offered from time to time in one or more transactions:

•                  on the NASDAQ Global Market or otherwise;

•                  in the over-the-counter market;

•                  in negotiated transactions;

•                  through broker-dealers, who may act as agents or principals;

•                  through one or more underwriters on a firm commitment or best efforts basis;

•                  through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

•                  a combination of such methods of sale.

The selling stockholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling stockholders also may sell the shares pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule. The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling stockholders and broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

Upon notification to us by a selling stockholder that any material arrangement has been entered into with broker-dealers for the sale or purchase of shares, we will file a supplement to this prospectus, if required, disclosing:

•                  the name of the participating broker-dealers;

•                  the number of shares involved;

•                  the price at which such shares were sold;

•                  the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

•                  that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•                  other facts material to the transaction.

In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc., or independent broker-dealer, will not be greater than 8% of the initial gross proceeds from the sale of any security sold in the offering.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. As of May 20, 2008, 55,601,049 shares of our common stock were issued and outstanding, all of which are fully paid and non-assessable. There are no preemptive, subscription, conversion or redemption rights pertaining to our common stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of common stock be issued. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of assets legally available therefore and to share ratably in our assets upon liquidation.

Each share of our common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of our common stock can elect all of the directors. Matters to be voted upon by the holders of our common stock require the affirmative vote of a majority of the votes cast at a shareholders meeting at which a quorum is present.

Corporate Stock Transfer, Denver, Colorado is the transfer agent and registrar for our common stock.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Baker & Hostetler LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Uranium Resources, Inc.  for each of the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005, incorporated by reference in this prospectus and registration statement have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report, incorporated by reference, and are incorporated by reference in reliance upon that report given on the authority of Hein & Associates LLP as experts in accounting and auditing.

                The information regarding our uranium mineralized materials in New Mexico incorporated by reference in this prospectus is included in reliance on the report submitted by Behre Dolbear & Company (USA), an independent private engineering firm, and has been included herein in reliance on the authority of such firm as experts in geology and engineering.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•                  our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007;

•                  our definitive Proxy Statement for our Annual Meeting of Stockholders held on July 12, 2007;

•                  our Current Reports on Form 8-K filed on February 2, 2008, March 17, 2008, May 14, 2008, and May 19, 2008; and

•                  our Form 10-Q filed on May 12, 2008.

The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus.  You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Uranium Resources, Inc.
405 State Highway Bypass 121,
Building A, Suite 110
Lewisville, Texas 75067
Attn: Thomas H. Ehrlich
(972) 219-3330

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement.  This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

4,284,691 Shares

of Common Stock

Uranium Resources, Inc.

Prospectus

May     , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by Uranium Resources, Inc. (the “Registrant” or the “Company”).  All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	771
Legal fees and expenses	$5,200
Accounting fees and expenses	$1,200
Miscellaneous fees and expenses	$10,000

Item 15.  Indemnification of Officers and Directors

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The Delaware General Corporation Law (the “DGCL”) also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director’s or officer’s litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

Our Bylaws and Restated Certificate of Incorporation provide for indemnification of our directors and officers and for advancement of litigation expenses to the fullest extent permitted by current Delaware law.

We maintain a policy of directors and officers liability insurance which reimburses us for expenses which we may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where we are unable to do so.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.  Exhibits

5.1	Opinion of Baker & Hostetler LLP as to the legality of the securities being registered.
10.1*	Form of Purchase Agreement by and among Uranium Resources, Inc. and the purchasers set forth on the signature pages thereto.
23.1	Consent of Baker & Hostetler LLP (included in Exhibit 5.1).
23.2	Consent Hein & Associates LLP, independent certified public accountants for the Registrant.
23.3	Consent of Behre Dolbear & Company (USA)**
24	Power of Attorney. Reference is made to page S-2.

*Incorporated by reference to Uranium Resources, Inc. Current Report on Form 8-K filed May 19, 2008.

**To be filed by amendment.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lewisville, State of Texas, on the 23rd day of May, 2008.

Uranium Resources, Inc.

By:	/s/ David N. Clark
David N. Clark
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

/s/ David N. Clark	Director, President and Chief Executive	May 23, 2008
David N. Clark	Officer (Principal Executive Officer)

/s/ Thomas H. Ehrlich	Vice President—Finance and Chief Financial	May 23, 2008
Thomas H. Ehrlich	Officer (Principal Financial and Accounting Officer)

/s/ Paul K. Willmott	Director and Chairman	May 23, 2008
Paul K. Willmott

/s/ Leland O. Erdahl,	Director	May 23, 2008
Leland O. Erdahl,

/s/ Terence J. Cryan	Director	May 23, 2008
Terence J. Cryan

/s/ Marvin K. Kaiser	Director	May 23, 2008
Marvin K. Kaiser

/s/ George R. Ireland	Director	May 23, 2008
George R. Ireland

S-1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. Ehrlich and David N. Clark, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ David N. Clark	Director, President and Chief Executive	May 23, 2008
David N. Clark	Officer (Principal Executive Officer)

/s/ Thomas H. Ehrlich	Vice President—Finance and Chief Financial	May 23, 2008
Thomas H. Ehrlich	Officer (Principal Financial and Accounting Officer)

/s/ Paul K. Willmott	Director and Chairman	May 23, 2008
Paul K. Willmott

/s/ Leland O. Erdahl,	Director	May 23, 2008
Leland O. Erdahl,

/s/ Terence J. Cryan	Director	May 23, 2008
Terence J. Cryan

/s/ Marvin K. Kaiser	Director	May 23, 2008
Marvin K. Kaiser

/s/ George R. Ireland	Director	May 23, 2008
George R. Ireland

S-2

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Baker & Hostetler LLP as to the legality of the securities being registered.
10.1*	Form of Purchase Agreement by and among Uranium Resources, Inc. and the purchasers set forth on the signature pages thereto.
23.1	Consent of Baker & Hostetler LLP (included in Exhibit 5.1).
23.2	Consent Hein & Associates LLP, independent certified public accountants for the Registrant.
23.3	Consent of Behre Dolbear & Company (USA)**
24	Power of Attorney. Reference is made to page S-2.

*Incorporated by reference to the Current Report on Form 8-K filed on May 19, 2008.

**To be filed by amendment.

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